SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No. 1)

Primus Telecommunications Group
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

741929301
(CUSIP Number)

December 31, 2011
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 741919301	13G/A	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS THE RAPTOR EVOLUTION FUND L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 512,094
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 512,094
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.74%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 741929301	13G/A	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS THE RAPTOR EVOLUTION FUND OFFSHORE L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 262,073
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 262,073
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.91%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 741929301	13G/A	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR EVOLUTION FUND GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 774,167
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 774,167
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.65%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 741929301	13G/A	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR CAPITAL MANAGEMENT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 741929301	13G/A	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR CAPITAL MANAGEMENT GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON OO

DOC ID-18192645.1

CUSIP No. 741929301	13G/A	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR GROUP HOLDINGS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON PN, HC

CUSIP No. 741929301	13G/A	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR HOLDCO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 741929301	13G/A	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS RAPTOR CAPITAL MANAGEMENT, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 741929301	13G/A	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS JAMES J. PALLOTTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 844,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 844,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.17%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 741929301	13G/A	Page 11 of 18 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on July 7, 2010 (as amended, the "Schedule 13G") with respect to shares of Common Stock; par value $0.01 per share (the "Shares") of the Company. Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

I. A.	NAME OF ISSUER:

The name of the issuer is Primus Telecommunications Group (the "Company").

Item 1B.	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Company's principal executive office is located at 7901 Jones Branch Drive, Suite 900 McClean, VA 22102.

II. A.	NAME OF PERSON FILING:

This statement is filed by:

(i)	The Raptor Evolution Fund L.P., a Delaware Limited Partnership (the "Partnership") with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

(ii)	The Raptor Evolution Fund Offshore L.P., a Cayman Islands Exempted Limited Partnership (the "Master Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

(iii)
Raptor Evolution Fund GP LLC, a Delaware limited liability company (the "Fund General Partner"), which serves as the general partner of the Partnership and the Master Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership and the Master Fund;

(iv)
Raptor Capital Management LP, a Delaware limited partnership (the "Manager"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account;

(v)
Raptor Capital Management GP LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account;

(vi)
Raptor Group Holdings LP, a Delaware limited partnership ("Group Holdings"), which serves as the managing member of the General Partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account;

(vii)
Raptor Holdco GP LLC, a Delaware limited liability company ("Holdco"), which serves as the general partner of Group Holdings, the managing member of the General Partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account;

(viii)
Raptor Capital Management, Inc., a Delaware corporation ("RCM, Inc."), which serves as the managing member of Holdco, the general partner of Group Holdings, the managing member of the General Partner of the Manager with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account; and

CUSIP No. 741929301	13G/A	Page 12 of 18 Pages

(ix)
Mr. James J. Pallotta ("Mr. Pallotta"), who serves as the sole shareholder of RCM, Inc., the managing member of Holdco, the general partner of Group Holdings, the managing member of the General Partner of the Manager with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Partnership, the Master Fund and shares of Common Stock which are held for the benefit of a third party in a separately managed account.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

Item 2B.	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of each of the Fund General Partner, the Manager, the General Partner, Group Holdings, Holdco, RCM, Inc. and Mr. Pallotta is 50 Rowes Wharf, 6th Floor, Boston, MA 02110.  The address of the principal business office of the Master Fund is Citco Fund Services (Curaçao) N.V., P.O. Box 4774, Kaya Flamboyan 9, Curaçao, Netherlands Antilles.

Item 2C.	CITIZENSHIP:

See Item 2(a) above.

Item 2D.	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.01 per share (the "Common Stock").

Item 2E.	CUSIP NUMBER:

741929301

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: Not applicable

CUSIP No. 741929301	13G/A	Page 13 of 18 Pages

Item 4.	OWNERSHIP.

A.	The Raptor Evolution Fund L.P.
	(a)	Amount beneficially owned: 512,094
(b)
Percent of class:  3.74%.  The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon the 13,700,426 shares of Common Stock issued and outstanding as reflected in the Company's Form 10-Q filed on November 14, 2011.

	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 512,094
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 512,094

B.	The Raptor Evolution Fund Offshore L.P.
	(a)	Amount beneficially owned: 262,073
	(b)	Percent of class: 1.91%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 262,073
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 262,073

C.	Raptor Evolution Fund GP LLC
	(a)	Amount beneficially owned: 774,167
	(b)	Percent of class: 5.65%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 774,167
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 774,167

D.	Raptor Capital Management LP
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

E.	Raptor Capital Management GP LLC
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

F.	Raptor Group Holdings LP
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

CUSIP No. 741929301	13G/A	Page 14 of 18 Pages

G.	Raptor Holdco GP LLC
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

H.	Raptor Capital Management, Inc.
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

I.	Mr. James J. Pallotta.
	(a)	Amount beneficially owned: 844,892
	(b)	Percent of class: 6.17%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 844,892
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 844,892

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
See Item 2.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 741929301	13G/A	Page 15 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2012

THE RAPTOR EVOLUTION FUND L.P.

By: Raptor Evolution Fund GP LLC, its general partner;
By: Raptor Holdco GP LLC, its managing member;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

 /s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

THE RAPTOR EVOLUTION FUND OFFSHORE L.P.

By: Raptor Evolution Fund GP LLC, its general partner;
By: Raptor Holdco GP LLC, its managing member;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

CUSIP No. 741929301	13G/A	Page 16 of 18 Pages

RAPTOR EVOLUTION FUND GP LLC

By: Raptor Holdco GP LLC, its managing member;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

RAPTOR CAPITAL MANAGEMENT LP

By: Raptor Capital Management GP LLC, its general partner;
By: Raptor Group Holdings LP, its managing member;
By: Raptor Holdco GP LLC, its general partner;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

RAPTOR CAPITAL MANAGEMENT GP LLC

By: Raptor Group Holdings LP, its managing member;
By: Raptor Holdco GP LLC, its general partner;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

CUSIP No. 741929301	13G/A	Page 17 of 18 Pages

                                                                                RAPTOR GROUP HOLDINGS LP

By: Raptor Holdco GP LLC, its general partner;
By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

RAPTOR HOLDCO GP LLC

By: Raptor Capital Management, Inc., its managing member;
By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

RAPTOR CAPITAL MANAGEMENT, INC.

By: James J. Pallotta, its Chairman of the Board of Directors, President and Managing Director

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

                                                                                JAMES J. PALLOTTA

/s/ Rosemary McCormack
-------------------------------------
Rosemary McCormack, Attorney in Fact for James J. Pallotta

CUSIP No. 741929301	13G/A	Page 18 of 18 Pages

EXHIBIT 1
POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Rosemary McCormack and Robert Needham, or any of them signing singly, and with full power of substitution, the undersigned's true and lawful attorney-in-fact to:

(1)
prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) electronic filings with the SEC of reports required by Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

(2)
execute for and on behalf of the undersigned, in the undersigned's individual capacity and as Chairman of the Board of Directors, President and Managing Director of Raptor Capital Management, Inc., Schedules 13D, 13G, Forms 3, 4, and 5 in accordance with Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(3)
do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedules 13D, 13G,  Forms 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC; and

(4)
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13 or Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of July, 2010.

/s/ James J. Pallotta
James J. Pallotta, individually and as the Chairman of the Board of Directors, President and Managing Director of Raptor Capital Management, Inc.